                       GELFOND HOCHSTADT PANGBURN & CO.
                          A Professional Corporation
             Certified Public Accountants and Business Consultants
                           1600 Broadway, Suite 2500
                            Denver, CO  80202-4925
                 (303) 831-5000 (tel)    (303) 831-5032 (fax)



February 16, 1999



Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re:  Rockies Fund, Inc.
     Commission File No. 0-12444-D

We were previously the principal accountants for The Rockies Fund, Inc. (Commission File No. 0-12444-D), and under the date of March 30, 1998, we reported on the financial statements of The Rockies Fund, Inc. (the "Company") as of December 31, 1997 and 1996, and for each of the years in the two-year period ended December 31, 1997.

On February 4, 1999, our appointment as principal accountants was terminated. We have red the Company's statements included under Item 4 of its Form 8-K dated February 4, 1999, and we agree with the first third, four and fifth sentences of the first paragraph of Section (a) of Item 4 and the first sentence of the third paragraph of Section (a) of Item 4. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

GELFOND HOCHSTADT PANGBURN & CO.

cc:  Mr. Stephen Calandrella, President
     The Rockies Fund, Inc.
     5373 North Union Blvd.
     Colorado Springs, CO  80918